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                          October 21, 2021

       Greg Gehlmann
       SVP/General Counsel
       TriCo Bancshares
       63 Constitution Drive
       Chico, CA 95973

                                                        Re: TriCo Bancshares
                                                            Registration
Statement on Form S-4
                                                            Filed October 20,
2021
                                                            File No. 333-260365

       Dear Mr. Gehlmann:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact David
Gessert at 202-551-2326 with any questions.




                          Sincerely,


                          Division of Corporation Finance

                          Office of Finance